Exhibit 99.1

National Property REIT Corp.
Consolidated Financial Statements
For the years ended December 31, 2025 and 2024
(With Independent Auditor's Report Thereon)

National Property REIT Corp.
Consolidated Financial Statements
Table of Contents

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

National Property REIT Corp.

Opinion

We have audited the consolidated financial statements of National Property REIT Corp. and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in (deficit) equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

Stamford, Connecticut
August 10, 2026

National Property REIT Corp.
Consolidated Balance Sheets

	December 31,
	2025	2024
ASSETS
Real estate assets
Land	$195,349,640	$232,385,005
Building and improvements	2,027,953,330	2,271,061,106
Furniture, fixtures, and equipment	206,111,513	210,004,522
Total real estate assets held for investment	2,429,414,483	2,713,450,633
Less: accumulated depreciation	(566,940,116)	(539,258,133)
Net real estate assets held for investment	1,862,474,367	2,174,192,500
Real estate assets held for sale, net	53,801,296	25,250,000
Total real estate assets, net	1,916,275,663	2,199,442,500
Cash and cash equivalents	82,998,553	48,562,765
Restricted cash	35,968,435	37,278,071
Accounts receivable, net	5,189,042	15,175,142
Interest receivable	—	934
Due from LendingClub Corporation	—	21
Due from affiliates	1,630,959	1,734,915
Preferred equity investments at fair value	15,860,306	14,687,438
Prepaid expenses and other assets	10,969,747	12,768,383
Collateralized loan obligations at fair value	—	381,508,024
Unsecured consumer loans at fair value	—	3,409
Residual interests in securitizations at fair value	—	2,548,574
Corporate bonds at fair value	—	18,923,461
Interest rate caps at fair value	5,889,870	13,948,780
Deferred leasing costs, net	30,790	16,304
Lease intangibles, net	62,951	81,388
Right-of-use assets	33,679,805	34,691,721
TOTAL ASSETS	$2,108,556,121	$2,781,371,830
LIABILITIES AND DEFICIT
Liabilities
Mortgages payable, net of unamortized discount and debt issuance costs	$1,899,156,159	$2,159,200,108
Mortgages payable related to real estate assets held for sale, net of unamortized discount and debt issuance costs	60,127,740	23,476,018
Reverse repurchase facilities, at fair value, net of unamortized debt issuance costs	—	180,586,000
Senior secured term loans, net of debt issuance costs	880,104,216	1,049,865,211
Accounts payable and accrued expenses	45,506,695	54,124,306
Security deposits	6,430,801	7,692,471
Due to affiliates	12,424,391	12,678,652
Prepaid rent and other liabilities	6,861,591	9,199,783
Lease liabilities	29,792,149	27,975,858
Total liabilities	2,940,403,742	3,524,798,407
Commitments and contingencies (Note 20)
Deficit
Preferred stock, $0.001 par value, Series A Cumulative Non-Voting, 12.5%; $125,000 liquidation preference, 125 shares authorized, issued and outstanding	109,950	109,950
Common stock, $0.001 par value; 100,000,000 common shares authorized, 3,374,914 and 3,374,914 issued and outstanding, respectively	3,375	3,375
Additional paid-in-capital	15,224,921	19,819,881
Accumulated deficit	(726,542,928)	(666,689,795)
Non-controlling interest	(120,642,939)	(96,669,988)
Total deficit	(831,847,621)	(743,426,577)
TOTAL LIABILITIES AND DEFICIT	$2,108,556,121	$2,781,371,830
See Notes to Consolidated Financial Statements.

National Property REIT Corp.
Consolidated Balance Sheets
The following presents the portion of the consolidated balances presented above attributable to consolidated variable interest entities.

	December 31,
	2025	2024
Assets
Total real estate assets, net	$85,817,342	$89,123,221
Cash and cash equivalents	1,785,336	2,198,766
Restricted cash	4,073,477	3,899,073
Accounts receivable, net	415,180	372,197
Due from affiliates	59,500	59,500
Prepaid expenses and other assets	126,585	136,845
Total assets	$92,277,420	$95,789,602
Liabilities
Mortgages payable, net of unamortized discount and debt issuance costs	$245,326,215	$244,728,474
Accounts payable and accrued expenses	6,720,968	6,322,452
Security deposits	580,463	577,089
Due to affiliates	31,622	68,526
Prepaid rent and other liabilities	218,427	249,260
Total liabilities	$252,877,695	$251,945,801

See Notes to Consolidated Financial Statements.

National Property REIT Corp.
Consolidated Statements of Operations

	Years Ended December 31,
	2025	2024
Income
Rental income	$299,675,864	$311,574,292
Interest income	15,484,661	65,836,125
Other tenant income	61,791,010	55,467,527
Total income	376,951,535	432,877,944
Costs and expenses
Property operating expenses	171,797,514	180,998,282
Management fees	14,786,541	15,478,510
Depreciation and amortization	109,435,420	115,111,438
General and administrative expenses	27,973,155	32,145,114
Total costs and expenses	323,992,630	343,733,344
Other (expense) income
Interest and debt expense	(183,656,073)	(260,856,522)
Fair value adjustments, net	(46,194,195)	1,142,757
Gain on sale of real estate assets	135,889,083	52,255,892
Impairment loss	(1,851,359)	(221,731)
Total other (expense) income, net	(95,812,544)	(207,679,604)
Loss before income tax	(42,853,639)	(118,535,004)
Income tax benefit (expense)	(3,200)	1,230
Net loss	(42,856,839)	(118,533,774)
Income attributable to non-controlling interest	(16,980,669)	(2,181,747)
Dividends attributable to preferred shares	(15,625)	(15,625)
Net loss attributable to common shares	$(59,853,133)	$(120,731,146)

See Notes to Consolidated Financial Statements.

National Property REIT Corp.
Consolidated Statements of Changes in (Deficit) Equity

	Preferred Shares	Common Shares	Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders' (Deficit)	Non-Controlling Interest	Total (Deficit)
Balance at December 31, 2023	$109,950	$3,375	$19,819,881	$(545,958,649)	$(526,025,443)	$(4,058,342)	$(530,083,785)
Issuance of common shares	—	—	—	—	—	—	—
Contribution from non-controlling interest	—	—	—	—	—	5,670,193	5,670,193
Dividends on common shares	—	—	—	—	—	—	—
Dividends on preferred shares	—	—	—	(15,625)	(15,625)	—	(15,625)
Distributions to non-controlling interest	—	—	—	—	—	(100,463,586)	(100,463,586)
Net (loss) income	—	—	—	(120,715,521)	(120,715,521)	2,181,747	(118,533,774)
Balance at December 31, 2024	109,950	3,375	19,819,881	(666,689,795)	(646,756,589)	(96,669,988)	(743,426,577)
Issuance of common shares	—	—	—	—	—	—	—
Contribution from non-controlling interest	—	—	—	—	—	4,283,428	4,283,428
Dividends on common shares	—	—	—	—	—	—	—
Dividends on preferred shares	—	—	—	(15,625)	(15,625)	—	(15,625)
Distributions to non-controlling interest	—	—	—	—	—	(45,659,498)	(45,659,498)
Purchase of subsidiary shares from non-controlling interest	—	—	(4,594,960)	—	(4,594,960)	422,450	(4,172,510)
Net (loss) income	—	—	—	(59,837,508)	(59,837,508)	16,980,669	(42,856,839)
Balance at December 31, 2025	$109,950	$3,375	$15,224,921	$(726,542,928)	$(711,204,682)	$(120,642,939)	$(831,847,621)

See Notes to Consolidated Financial Statements.

National Property REIT Corp.
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(42,856,839)	$(118,533,774)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	108,955,688	109,510,602
Amortization of in-place leases	18,437	5,279,119
Amortization of leasing commissions	47,827	53,087
Amortization of other deferred leasing costs	—	640
Amortization of above market leases	413,468	267,990
Amortization of right-of-use assets	2,252,003	2,148,229
Amortization of debt issuance costs and debt discounts and premiums	7,153,123	10,203,775
Amortization of corporate bonds	—	(285,299)
Amortization of discount on collateralized loan obligations	(2,654,301)	(6,369,041)
Accretion of PIK on senior secured term loans	905,568	—
Accretion of PIK on collateralized loan obligations	(851,427)	(1,331,173)
Fair value adjustments of collateralized loan obligations	8,815,200	(5,441,475)
Fair value adjustments of unsecured consumer loans	(130,543)	(291,160)
Fair value adjustments of residual interests in securitizations	(4,531,560)	231,305
Fair value adjustments of corporate bonds	496,027	(2,154,031)
Fair value adjustments of preferred equity investment	(85,219)	345,209
Fair value adjustments of interest rate caps	8,973,410	6,593,686
Purchases of interest rate caps	(914,500)	(1,719,000)
Sales of interest rate caps	—	1,380,302
Realized loss/(gain) on collateralized loan obligations	28,901,631	(426,291)
Realized gain on corporate bonds	(608,906)	—
Realized loss on residual interests in securitizations	4,364,155	—
Gain on sale of real estate assets	(135,889,083)	(52,255,892)
Impairment loss	1,851,359	221,731
Loss on early extinguishment of debt	2,035,885	1,379,104
Income from accretion on residual interests in securitizations	—	(58,298)
Accretion of PIK on preferred equity investments	(1,087,649)	(1,013,674)
Changes in operating assets and liabilities:
Accounts receivable	9,986,100	4,036,402
Interest receivable	934	(25)
Due to affiliates	(254,261)	(1,610,239)
Due from affiliates	103,956	(1,177,871)
Prepaid expenses and other assets	1,798,636	4,830,685
Accounts payable and accrued expenses	(6,369,694)	2,635,472
Security deposits	(1,261,670)	93,147
Prepaid rent and other liabilities	(2,338,192)	1,570,703
Deferred leasing costs	(62,313)	(25,768)
Right-of-use assets	(1,653,555)	—
Lease liabilities	1,816,291	419,572
Net cash used by operating activities	(12,660,014)	(41,492,251)
Cash flows from investing activities:
Acquisition of real estate assets	—	(75,437,865)
Additions to real estate assets	(39,727,741)	(58,463,830)
Acquisition of lease intangibles	—	(5,260,693)
Proceeds from disposition of real estate assets	233,044,814	151,165,999
Purchases of collateralized loan obligations	—	(32,723,543)
Principal payments received on collateralized loan obligations	47,853,068	75,731,371
Proceeds from disposition of collateralized loan obligations	299,443,853	7,813,980
Proceeds from disposition of corporate bonds	19,036,340	—

National Property REIT Corp.
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2025	2024
Proceeds from disposition of securitized residual interests	2,715,979	—
Principal payments received on unsecured consumer loans	3,416	78,597
Proceeds from recoveries and sales of charged-off loans	130,536	288,653
Principal payments received on securitized residual interests	—	4,077
Decrease in due from LendingClub Corporation	21	1,181
Net cash provided by investing activities	562,500,286	63,197,927
Cash flows from financing activities:
Proceeds from mortgages payable	6,298,864	280,375,391
Repayments of mortgages payable	(119,908,186)	(244,515,817)
Proceeds from reverse repurchase facilities	—	24,296,000
Repayments of reverse repurchase facilities	(180,586,000)	(40,046,000)
Proceeds from senior secured term loan	77,793,610	175,671,692
Repayments of senior secured term loan	(253,175,064)	(135,256,253)
Payment of debt issuance costs	(285,383)	(3,635,776)
Payment of debt extinguishment costs	(1,287,756)	(761,186)
Dividends on preferred shares	(15,625)	(15,625)
Acquisition of subsidiary interest from non-controlling interest	(4,172,510)	—
Contributions from non-controlling interest	4,283,428	5,670,193
Distributions to non-controlling interests	(45,659,498)	(100,463,586)
Net cash used by financing activities	(516,714,120)	(38,680,967)
Net increase (decrease) in cash, cash equivalents, and restricted cash	33,126,152	(16,975,291)
Cash, cash equivalents, and restricted cash, beginning of year	85,840,836	102,816,127
Cash, cash equivalents, and restricted cash, end of year	$118,966,988	$85,840,836

Supplemental Disclosures
Cash paid (received) during the period for:
Interest expense	$176,384,584	$247,858,658
Income taxes (benefit)	$3,200	$(1,230)
Non-cash investing and financing activities:
Mortgage loan assumed by purchaser upon sale of real estate assets	$112,683,883	$—
Accrued additions to real estate assets	$5,359,894	$7,607,811
Senior secured term loan interest paid-in-kind	$905,568	$2,339,329

        See Notes to Consolidated Financial Statements.

National Property REIT Corp
Notes to Consolidated Financial Statements
1.Organization
References herein to the "Company," "we," "us," or "our" refer to National Property REIT Corp. ("NPRC"), formerly known as National Property Holdings Corp., unless the context specifically requires otherwise.
The Company is a Maryland corporation and is a real estate investment trust ("REIT") for U.S. federal income tax purposes. The Company was formed to hold for investment, operate, finance, lease, manage, and sell a portfolio of real estate assets and engage in any and all other activities as may be necessary, incidental or convenient to carry out the foregoing. The Company intends to acquire real estate assets, including, but not limited to, industrial, commercial, student housing, self-storage, and multi-family properties. The Company commenced operations on December 31, 2013.
NPH Property Holdings, LLC ("NPH"), a Delaware limited liability company, owns all of the outstanding common stock of the Company. NPH is a wholly-owned subsidiary of Prospect Capital Corporation ("PSEC"). On December 31, 2013, PSEC contributed to the Company, through NPH, ownership interests in entities that own real estate properties. In exchange for the contribution of assets, NPH received shares of the Company’s common stock. These entities were NPH McDowell, LLC ("Oxford"), APH Carroll 41, LLC ("Bexley"), and 146 Forest Parkway, LLC ("146 FP"). On October 23, 2014, United Property REIT Corp. ("UPRC"), an affiliated entity indirectly owned by PSEC, contributed to the Company ownership interest in Michigan Storage, LLC ("Michigan"), an entity that owned a portfolio of self-storage real estate properties. UPH Property Holdings, LLC ("UPH"), a Delaware limited liability company, owned all of the outstanding common stock of UPRC. UPH was a wholly-owned subsidiary of PSEC. On November 26, 2014, American Property REIT Corp. ("APRC"), an affiliated entity indirectly owned by PSEC, contributed to the Company, ownership interest in APH Carroll Resort, LLC (the "Resort"), an entity that owned a multi-family real estate property. On May 1, 2015, APRC contributed to the Company ownership interest in 5100 Live Oaks Blvd, LLC ("Amberly"), an entity that owned a multi-family real estate property. APH Property Holdings, LLC ("APH"), a Delaware limited liability company, owned all of the outstanding common stock of APRC. APH was a wholly-owned subsidiary of PSEC. These entity contribution transactions are collectively referred to as the "Common Control Transfer."
On May 23, 2016, APRC and UPRC (collectively referred to as the "Affiliated REITs") were merged ("Merger") with and into the Company, with the Company continuing as the surviving corporation. The Affiliated REITs were formed to hold for investment, operate, finance, lease, manage, and sell a portfolio of real estate assets. At the date of Merger, the Affiliated REITs held an investment portfolio of real estate assets owned directly or through joint ventures by making a majority equity investment in property-owning entities. The real estate investments acquired during the Merger are collectively known as the "Merger Investments."
In accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 805, Business Combinations, the Merger and Common Control Transfer transactions noted above were executed between entities under common control. The assets and liabilities of each of the entities acquired through these transactions were recorded at their historical carrying amounts, and the results of operations of these entities have been recognized in the accompanying consolidated statements of operations for all periods presented. Subsequent to the Merger during 2016, NPRC's consolidated balance sheets reflect the historical carryover basis in the assets and liabilities acquired. The Company has also retrospectively adjusted its financial statements to combine the operating results of the Company and the entities acquired from the date common control began.
National Marketplace Finance, LLC (formerly known as Prospect Finance Company, LLC) ("NMF") is a subsidiary of the Company, and currently owns the online originated unsecured consumer loan portfolio and residual interests in securitizations. NMF holds the interests in ACL Loan Holdings, Inc. ("ACLLH") and American Consumer Lending Limited ("ACLL").
ACLLH was formed to hold the indirect interest in ACL Consumer Loan Trust ("ACL Trust"), which was contributed to ACLLH on June 30, 2014 by the Company, its initial sole member. ACL Trust and American Consumer Lending (Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust, referred to as the "ACL Subsidiaries"), hold unsecured consumer loans purchased from Prosper Funding LLC ("Prosper").
ACL Consumer Loan Trust III ("ACL Trust III"), a subsidiary of ACLLH, formed on June 10, 2014, and American Consumer Lending III (Near-Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust III, referred to as the "ACL III Subsidiaries"), formed on June 13, 2014, hold unsecured consumer loans purchased from LendingClub Corporation. ACL Consumer Loan Trust IV ("ACL Trust IV"), a subsidiary of ACLLH, formed on March 23, 2015, and American Consumer Lending IV (Near-Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust IV, referred to as the "ACL IV Subsidiaries"), formed on January 15, 2015, hold unsecured consumer loans originated by and purchased from LendingClub Corporation. ACL Patient Solutions Trust ("ACL PS"), a subsidiary of ACLLH, formed on October 14, 2015, and ACL Patient Solutions Holdings, LLC, a subsidiary of ACLL, formed on October

National Property REIT Corp
Notes to Consolidated Financial Statements
5, 2015, hold unsecured consumer loans from NBT Bank, National Association ("NBT"). From October 20, 2015 to December 31, 2018 ACL PS acquired and held unsecured consumer loans as part of a loan purchase and sale agreement between ACL PS, NBT and Springstone Financial, LLC ("Springstone"), a wholly-owned subsidiary of LendingClub Corporation. ACL Consumer Loan Trust V ("ACL Trust V"), a subsidiary of ACLL, formed on October 16, 2015, holds unsecured consumer loans purchased from Avant II, LLC ("Avant") for the period November 17, 2015 to December 31, 2018. ACL Consumer Loan Trust VI ("ACL Trust VI"), a subsidiary of ACLLH, formed on April 27, 2016, and American Consumer Lending VI, LLC, a subsidiary of ACLL, (collectively with ACL Trust VI, referred to as the "ACL VI Subsidiaries"), formed on November 30, 2015, hold unsecured consumer loans purchased from LendingClub Corporation for the period May 1, 2016 to December 31, 2018. Murray Hill Securitization Holdings Limited ("Murray Hill"), a subsidiary of ACLL, formed on July 24, 2015, holds interest in Murray Hill Marketplace Trust 2016-LC1, a securitization of unsecured consumer loans purchased from LendingClub Corporation for the period October 13, 2016 to December 31, 2018. Murray Hill also holds residual interests in securitizations. LendingClub Corporation and Springstone are hereafter collectively referred to as "LendingClub". American Consumer Lending VII, LLC, a subsidiary of ACLL, formed on October 5, 2017, holds unsecured consumer loans purchased from Prosper and NBT during the period July 28, 2015 to December 31, 2018.
NPH Guarantor, LLC was contributed to NMF on January 13, 2015 by the Company, its initial sole member. NPH Guarantor, LLC is the indemnitor of the ACL III Subsidiaries and ACL PS revolving credit facilities. There was no activity in NPH Guarantor, LLC from inception through December 31, 2018.
National General Lending Limited ("NGL"), a wholly-owned entity of the Company, was formed on May 23, 2019 to own various debt tranches in collateralized loan obligations (“CLOs”). NGL holds the CLOs in NGL Subsidiary Ltd. ("NGL Limited"), a wholly-owned Cayman Islands limited liability company that was formed August 26, 2019. Operations to buy and sell CLOs commenced on October 30, 2019. In connection with NGL's commencement of operations during 2019, PSEC contributed approximately $12,000,000 in cash and transferred approximately $52,139,000 of CLOs.
2.Significant Accounting Policies
a.Principles of Reporting and Use of Estimates
The accompanying consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of any contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported periods.
Management makes significant estimates regarding the allocation of a property’s purchase price to the tangible and intangible assets and liabilities acquired, revenue recognition, and determining whether an asset is impaired. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment.
As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates.
b.Basis of Consolidation and Transfers of Financial Assets
The accompanying consolidated financial statements include our accounts and those of our subsidiaries, which are wholly-owned or controlled by us. All intercompany balances and transactions have been eliminated. A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity in a subsidiary not attributable, directly or indirectly, to the Company. Non-controlling interests are required to be presented as a separate component of equity in the consolidated balance sheets and the presentation of net income (loss) is modified to present the net income (loss) attributed to controlling and non-controlling interests.
For a variable interest entity ("VIE"), an entity is subject to consolidation if the equity investors (a) do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, (b) are unable to direct the entity’s activities, or (c) are not exposed to the entity’s losses or entitled to its residual returns. VIEs that meet certain scope characteristics are required to be consolidated by their primary beneficiary. The primary beneficiary of a VIE is determined to be the party that has both (a) the power to direct the activities of a VIE that most significantly impact the VIEs economic performance and (b) the obligation/right to absorb losses and receive benefits from the VIE. This determination can sometimes involve complex and subjective analysis. We are required on an ongoing basis to assess whether we are the primary beneficiary of a VIE.

National Property REIT Corp
Notes to Consolidated Financial Statements
From time to time, we may invest in preferred equity investments. In determining the accounting treatment to be applied to preferred equity transactions, we evaluate whether the joint venture entity is a VIE and, if so, whether the VIE should be consolidated.
Based on our evaluations, we have concluded that our preferred equity investments are VIEs. We are primary beneficiary of one of the investments which is consolidated. The Company has determined that the other preferred equity investment should not be consolidated. Where the requirements for consolidation are not met, the investment is accounted for under the equity method of accounting. When the Company elects the fair value option for unconsolidated entities, the Company records its share of net asset value of the entity and any related unrealized gains and losses. See Note 7 for details of the preferred equity investments.
c.Purchase Accounting and Acquisitions of Real Estate
The Company records the acquisition of real estate that will be used for the production of income as an asset acquisition, with all assets acquired and liabilities assumed recorded at their acquisition date fair values. Acquisition costs are capitalized and allocated to the acquired tangible assets, consisting of land, building and improvements, furniture, fixtures and equipment. The Company assesses the acquisition date fair values of all tangible assets, and identified lease intangibles, consisting of in-place leases, tenant relationships, deferred leasing costs, and above-market and below-market leases.
Real estate assets, including land, building and improvements, and furniture, fixtures and equipment are stated at historical cost less accumulated depreciation. Costs associated with the development, construction and improvement of the Company’s real estate assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred, while major replacements and betterments, which improve or extend the useful life of the asset, are capitalized and depreciated over the estimated useful lives.
The Company records depreciation expense using the straight-line method over the useful lives of the respective assets. The estimated useful lives are as follows:

Category	Term
Building	15 to 54 years
Improvements	2 to 14 years
Furniture, fixtures, and equipment	2 to 14 years
Depreciation expense for the years ended December 31, 2025 and 2024 was $108,955,688 and $109,510,602, respectively, and is included in depreciation and amortization expense in the accompanying consolidated statements of operations.
The value of acquired land, buildings and improvements is estimated by formal appraisals, observed comparable sales transactions and information gathered during pre-acquisition due diligence activities. The valuation approach considers the value of the property as if it were vacant. The values of furniture, fixtures and equipment are estimated by calculating their replacement cost and reducing that value by factors based upon estimates of their remaining useful lives.
The value allocated to acquired lease intangibles is based on management’s evaluation of the specific characteristics of each tenant’s lease. Characteristics considered by management in allocating these values include the nature and extent of the existing business relationships with the tenant, growth prospects for developing new business with the tenant, the remaining term of the lease and the tenant’s credit quality, among other factors.
The value of in-place leases and deferred leasing costs are amortized to expense over the remaining term of the respective leases, which range from less than a year to fifteen years. The amount allocated to acquire in-place leases is determined by calculating the estimated time to fill a hypothetically empty property to its stabilization level based on historical observed move-in rates for each property. The intangible assets are calculated by estimating the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. The amount allocated to deferred leasing costs is determined by what the Company would have paid to a third-party to secure a new tenant reduced by the expired term of the respective lease. The value of tenant relationships is amortized over the remaining initial lease term and expected renewals, which is thirty seven years. The amount allocated to tenant relationships is the benefit resulting from the likelihood of a tenant renewing its lease. Acquired intangible assets generally have no residual value. Amortization expense related to these assets was $479,733 and $5,600,835 for the years ended December 31, 2025 and 2024, respectively.

National Property REIT Corp
Notes to Consolidated Financial Statements
d.Impairment of Real Estate
The Company reviews the carrying value of its real estate assets and intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such reviews indicate that the asset may be impaired, given that the carrying amount of an asset exceeds the sum of its expected future cash flows, on an undiscounted basis, the asset’s carrying amount is written down to its fair value. Estimating future cash flows and fair values is highly subjective and such estimates could differ materially from actual results. For the years ended December 31, 2025 and 2024, the Company recorded $1,851,359 and $221,731, respectively, of impairment charges related to real estate assets.
e.Assets Held for Sale and Discontinued Operations
The Company classifies certain real estate assets as held for sale on the consolidated balance sheets once the criteria, as defined by GAAP, have been met. Real estate assets to be disposed of are reported at the lower of their carrying amount or fair value minus cost to sell and are no longer depreciated. The Company reports discontinued operations when the disposal of real estate assets represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. No disposal met the definition of discontinued operations as of December 31, 2025 and 2024.
f.Environmental Matters
Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances. The Company recognizes a liability for environmental matters if it is probable a liability has been incurred and the amount of loss can be reasonably estimated. As of December 31, 2025 and 2024, the Company is not aware of any environmental matters that would have an impact on the consolidated financial statements.
g.Fair Value Measurements
In accordance with ASC Topic 820, Fair Value Measurement ("ASC 820"), fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, in the principal or most advantageous market considering the highest and best use of an asset or nonperformance risk related to a liability, at the measurement date. The Company uses the most observable inputs that are available to measure fair value. Observable inputs are inputs that the market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s views about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
•Level 1 - quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities;
•Level 2 - observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and
•Level 3 - unobservable inputs that are used when little or no market data is available.
The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as considering counterparty credit risk, where applicable, in the Company’s assessment of fair value.
The Company carries its mortgages payable, debt related to consolidated VIE, and senior secured term loan at cost, net of unamortized discount, debt issuance costs, and associated amortization, on the accompanying consolidated balance sheets.

National Property REIT Corp
Notes to Consolidated Financial Statements
h.Fair Value of Financial Instruments
Pursuant to ASC Topic 825, Financial Instruments ("ASC 825"), which provides entities with an option to report selected financial assets and liabilities at fair value, the Company has made an election to measure its unsecured consumer loans, residual interest in securitizations, CLOs, corporate bonds, interest rate caps, certain preferred equity investments, and reverse repurchase facilities at fair value on the consolidated balance sheets. We elected to use the fair value option to align the measurement attributes of both our assets and liabilities while mitigating volatility in earnings from using different measurement attributes. Under this election, (a) unsecured consumer loans charged off, recoveries, and realized gains (losses), and (b) net increase or decrease in unrealized appreciation (depreciation) of the unsecured consumer loans, residual interest in securitizations, CLOs, corporate bonds, interest rate caps, preferred equity investments, and reverse repurchase facilities are recorded as fair value adjustments on the consolidated statements of operations.
i.Revenue Recognition
Rental revenues from residential, student housing, and self-storage tenants are recognized on a contractual basis, as lease periods for these investments are short‑term in nature. Tenant receivables that are deemed uncollectible are recognized as a reduction to rental revenue. The Company recognizes reimbursement for utilities and other expenses recoveries as other revenue when earned. Rental revenues from industrial and commercial tenants are recognized on a straight-line basis over the term of the lease. The industrial and commercial leases contain rental increases at specified intervals. The Company records as an asset, and includes in rental revenues, deferred rent receivable that will be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Deferred rent receivable in the accompanying consolidated balance sheets includes the cumulative difference between rental revenue recorded on a straight-line basis and rents received from the tenants in accordance with the respective lease terms.
Rental income can be comprised of fixed and variable lease payments. The following table shows the details of rental income for the years ended December 31, 2025 and 2024:

	2025	2024
Fixed rent	$308,634,502	$322,876,360
Less: write-off of tenant receivables	(8,958,638)	(11,302,068)
Total rental income	$299,675,864	$311,574,292
Minimum future rental receipts under the noncancelable portion of commercial tenant leases, assuming no new or renegotiated leases, for the next five years and thereafter are as follows:

Year	Rental Receipts
2026	$209,968
2027	$209,968
2028	$209,968
2029	$86,911
2030	$—
Thereafter	$—
Interest income is recognized on an accrual basis, in accordance with the terms of the loan agreement, to the extent that such amounts are expected to be collected. Generally, our unsecured consumer loans are placed on non-accrual status when the loan is greater than 60 days contractually delinquent or charged off, which may occur if a borrower were to declare bankruptcy prior to a loan being 60 days delinquent, at which point the associated interest receivable balance is reversed against the interest income on the consolidated statements of operations. For residual interests in securitizations, interest income is recognized using the effective interest method. Under this method, we recognize as interest income, over the life of the securities, the excess of the cash flows expected to be collected over the securities' carrying value. We update our estimates of expected cash flows quarterly and recognize changes in the calculated effective interest rate on a prospective basis. For certain investments held by the Company, cash not received for interest may be recorded through a payment-in-kind ("PIK"). Interest income recorded as PIK is recognized as income in the period earned.
Gains and losses on the sale of real estate are recognized pursuant to ASC 610, Gains and Losses from the Derecognition of Nonfinancial Assets. Any gain or loss on sale is measured based on the difference between the amount of consideration received and the carrying amount of the sold real estate asset, less costs to sell. For

National Property REIT Corp
Notes to Consolidated Financial Statements
a partial sale of real estate resulting in a transfer of control, the Company measures any non-controlling interest retained at fair value, and recognizes a gain or loss on the difference between the fair value and the carrying amount of the real estate assets retained.
j.Cash and Cash Equivalents
The Company considers all highly-liquid instruments with original maturities of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents includes funds deposited with financial institutions and short-term, highly-liquid overnight investment in money market funds. As of December 31, 2025 and 2024, the Company had cash and cash equivalents of $82,998,553 and $48,562,765, respectively. As of December 31, 2025 and 2024, $8,369,762 and $1,093,880 of the cash and cash equivalents, respectively, disclosed on the consolidated balance sheets represent investments in money market funds, with the remainder held in deposit accounts, substantially all of which exceeded applicable insurance limits.
k.Restricted Cash
Restricted cash consists of cash escrowed under the operating agreements and mortgage agreements for debt service, real estate taxes, property insurance, capital improvements and other restricted deposits. The Company had restricted cash of $35,968,435 and $37,278,071 as of December 31, 2025 and 2024, respectively. Total cash and cash equivalents, and restricted cash was $118,966,988 and $85,840,836 as of December 31, 2025 and 2024, respectively.
l.Unsecured Consumer Loans
Unsecured consumer loans consist of individual loans purchased from various originators of unsecured consumer loans ("Lending Platforms") under terms of the Company’s agreement with the respective platforms, who are sellers of the unsecured consumer loans that continue to service such loans. Unsecured consumer loans made through the Lending Platforms are issued by WebBank, an FDIC-insured, Utah chartered industrial bank, except for loans issued by NBT. After funding a loan, WebBank sells the loan to the Lending Platform, without recourse, in exchange for the principal amount of the loan. Loans issued by NBT are purchased by the Company as part of a loan purchase and sale agreement between ACL PS, NBT and Springstone. All loans purchased are unsecured obligations of individual borrowers with a fixed interest rate and loan terms set between 12 and 84 months. Unsecured consumer loans are recorded on the date purchased by the Company, which is generally at least fifteen days after origination. Unsecured consumer loans are charged off in the month that the loan becomes greater than 120 days contractually delinquent or in the month that the borrower has entered bankruptcy, at which point the outstanding principal amount is written off against the total balance of the unsecured consumer loans on the consolidated balance sheets. This results in a fair value adjustment on the consolidated statements of operations. Recoveries on charged off loans and sales of charged off loans to third-parties are recorded as received, net of fees.
m.Due from Lending Platforms
LendingClub is an online marketplace lending platform from which we purchase unsecured consumer loans. The Due from LendingClub Corporation amounts presented on the consolidated balance sheets represent cash deposited at LendingClub.
n.Accounts Receivable Deemed Uncollectible
The Company monitors its accounts receivable on a tenant-by-tenant basis and if cash collection is deemed not probable, the Company establishes a full reserve for the individual tenant's outstanding balance. For the remaining receivable balance, the Company establishes and maintains a general reserve reflecting the Company's expectation that a portion of the operating receivables will not be collected. As of December 31, 2025 and 2024, $1,578,253 and $2,791,283, respectively, was deemed uncollectible and is included as accounts receivable, net, within the consolidated balance sheets.
o.Asset Management and Management Services
Management fee expenses are recognized when incurred in accordance with the terms of each respective management agreement.
p.Debt Issuance Costs and Unamortized Debt Discounts
The Company defers costs incurred in connection with obtaining financing and amortizes the costs using the straight‑line method, which approximates the effective interest rate method, over the terms of the related debt as a component of interest expense. The Company also recognizes a debt discount or premium in connection with mortgages assumed at fair value in accordance with ASC 805. Debt issuance costs and unamortized debt

National Property REIT Corp
Notes to Consolidated Financial Statements
discounts have been presented as a direct deduction to our mortgages payable, mortgages payable related to real estate assets held for sale, debt related to consolidated VIE, and senior secured term loans in the accompanying consolidated balance sheets.
At December 31, 2025 and 2024, the Company had net debt issuance costs and debt discounts of $11,571,568 and $19,187,436, respectively. Amortization of debt issuance costs and debt discounts of $7,153,123 and $10,203,775 is included in interest expense in the consolidated statements of operations for the years ended December 31, 2025 and 2024, respectively.
q.Non-controlling Interests
Non-controlling interests are comprised of the Company’s joint venture partners’ interests in the joint ventures in real estate properties that the Company consolidates. The Company reports its joint venture partners’ interests in its consolidated real estate joint ventures and other subsidiary interests held by third-parties as non-controlling interests. The Company records these non-controlling interests at their initial fair value, adjusting the basis prospectively for their share of the respective consolidated investments’ net income or loss and equity contributions and distributions. These non-controlling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are generally allocated pro rata based on the respective ownership percentages until the venture reaches certain performance measures, at which time the other venture party will be entitled to preferred distributions (profit interests).
r.Income Taxes
The Company elected to be taxed as a REIT for U.S. federal income tax purposes, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company believes it operates in such a manner as to qualify for treatment as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its stockholders equal at least the amount of its taxable income. A REIT is subject to a number of organizational and operational requirements, including, among others, a requirement that it currently distributes at least 90% of its taxable income to stockholders, subject to certain adjustments. If the Company fails to qualify as a REIT in any taxable year without the benefit of certain relief provisions, it will be subject to federal and state income taxes on its taxable income at regular corporate income tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state or local taxes on its income, property or net worth and federal taxes and excise taxes on its undistributed income. In addition, taxable income from non-REIT activities managed through the Company’s taxable REIT subsidiaries ("TRS") will be fully subject to federal, state and local income taxes.
The Company accounts for TRS income taxes under the liability method as required by ASC Topic 740, Income Taxes. Under the liability method, deferred income taxes are recognized for the temporary differences between the GAAP basis and tax basis of the TRS income, assets and liabilities. For the years ended December 31, 2025 and 2024, several of the Company's subsidiaries were considered taxable corporations for U.S. federal and state income tax purposes. The taxable U.S. corporate subsidiaries are subject to corporate level U.S. federal, state and local income tax on their net taxable income.
ASC 740, Income Taxes ("ASC 740") provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the consolidated financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are recorded as a tax benefit or expense in the current year. As of December 31, 2025 and 2024, we did not have a liability for any unrecognized tax benefits. Management’s determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an ongoing analysis of tax laws, regulations and interpretations thereof. We file tax returns for U.S. federal, various states and foreign jurisdictions. The statute of limitation is open for all jurisdictions for tax years beginning in 2018.
The Company’s policy is to classify interest and penalties on tax positions, if any, as expenses. For the years ended December 31, 2025 and 2024, no interest and penalties have been accrued.

National Property REIT Corp
Notes to Consolidated Financial Statements
s.Concentration of Counterparty Risk and Credit Risk
In the normal course of its business, the Company encounters counterparty risk and credit risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, principal and interest outstanding on unsecured consumer loans, and amounts deposited with each of the Company's Lending Platforms. Counterparty risk represents the risk that we would incur if the counterparties failed to perform pursuant to the terms of their agreements with us.
t.Servicing, Collection and Upfront Fees
The Company incurs a monthly servicing fee for each outstanding unsecured consumer loan, which is payable to the Lending Platforms for managing payments from borrowers and maintaining loan account portfolios. The Company incurs collection fees on amounts recovered from delinquent loans, which is payable to the Lending Platforms. The Company incurs an upfront fee on unsecured consumer loans purchased from Avant. All servicing, collection and upfront fees are expensed as incurred.
u.Collateralized Loan Obligations ("CLOs")
The Company holds investments in CLOs which are subordinated debt interests in syndicated loans managed by third-party collateral managers with industry experience.
CLOs purchased are recorded on the trade date. Primary CLOs purchased either from the collateral manager or the broker are recorded on the settled date, to reflect the potential changes, updates or resizing of the position, due to the long-term nature of settlement. The typical settlement time for Depository Trust Company bonds is three days. Amortization of an original issue discount is calculated to expected maturity date, based on projected cash flows at the time of purchase, and recorded over the expected life of the bond.
Gains or losses from the sale of CLOs are recorded as a realized gain or loss on the consolidated statements of operations and recognized on the date of sale. Restructured or permanently impaired CLOs are recorded in the period of measurement and recorded on the consolidated statements of operations as a realized gain or loss and amortized to expected maturity based on the available cash flows at the time of measurement. Unrealized gains or losses are recorded on the consolidated statements of operations and recognized on each valuation date.
v.Corporate bonds
The Company holds corporate bonds comprised of investment grade and high yield corporate bonds including performing credit strategies focused on income-oriented, senior loan and bond investment strategies targeting U.S. issuers.
Secondary corporate bonds purchased from a broker are recorded on a trade date basis and are recorded as the settlement value of cash, plus purchased accrued interest. Purchased accrued interest is treated as a return of capital upon receipt of coupon. The discount to par is amortized over the stated maturity of the corporate bond and recognized as part of interest income on the consolidated statements of operations. Gains or losses from the sale of Corporate Bonds are recorded as a realized gain or loss on the consolidated statements of operations and recognized on the date of sale. Unrealized gains or losses are recorded on the consolidated statements of operations and recognized on each valuation date.
w.Interest rate caps
In order to manage the risks associated with the variable rate financing of the mortgage, the Company may enter into various interest rate cap agreements. The cap agreements have initial notional values equal to the original loan amount of the related mortgages.
Derivative instruments not meeting the criteria for hedge accounting are recorded at fair value on the consolidated balance sheets with any change in fair value reflected in the consolidated statement of operations in the period of change. The fair value of the interest rate caps as of December 31, 2025 and 2024 was $5,889,870 and $13,948,780, respectively. For the year ended December 31, 2025 and 2024, there was loss of $8,973,410 and $6,593,686, respectively, recorded for the fair value of the interest rate caps.

National Property REIT Corp
Notes to Consolidated Financial Statements
3.Recent Real Estate Transactions
Acquisition of Non-controlling Interest in Real Estate Joint Ventures
On November 17, 2025, the Company paid $4,172,510 in cash consideration to acquire the 10% non-controlling limited partner interest in the Falling Creek joint venture, which owns multi-family property with a total of 348 units located in Richmond, Virginia. The Company now owns all of the interests in the Falling Creek joint venture and its underlying apartment community. As the Company consolidated the joint venture into its financial statements prior to this transaction, the transaction has been accounted for as an equity transaction. In accordance with GAAP, the Company recognized the $4,594,960 of consideration paid in excess of the non-controlling interest balance as a reduction of additional paid-in capital within the combined consolidated statements of changes in equity.
Acquisition of Real Estate Assets Held for Investment
During 2025, the Company did not acquire any properties.
During 2024, the Company acquired the following properties:
•On January 19, 2024, the Company acquired The Apex Apartments, a multi-family property located in Cincinnati, OH, for an aggregate purchase price of $34,225,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $27,712,000.
•On January 19, 2024, the Company acquired The Parkton Apartments, a multi-family property located in Cincinnati, OH, for an aggregate purchase price of $45,775,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $37,090,000.
The below listed 2024 acquisitions have been accounted for as asset acquisitions. The purchase price was allocated to the acquired assets and liabilities based on their estimated fair values at the date of acquisition. The Company allocated the purchase price, plus capitalized acquisition costs, of the properties acquired during 2024 as follows:

Property	Land	Building	Improvements	FF&E	Lease Intangibles	Total Purchase Price
2024 Acquisitions:
The Apex Apartments	$2,230,231	$28,703,896	$671,134	$605,053	$2,352,068	$34,562,382
The Parkton Apartments	2,407,070	39,077,117	1,087,713	655,650	2,908,626	46,136,176
Total 2024:	$4,637,301	$67,781,013	$1,758,847	$1,260,703	$5,260,694	$80,698,558
The weighted average amortization period of acquired in-place leases was approximately six months for the year ended December 31, 2024.
Summarized information regarding properties sold during the years ended December 31, 2025 and 2024 is set forth in the table below:

Property	Disposition Date	Asset Type	Gross Sale Price	Gain (loss) on Sale
2025 Dispositions:
Hawks Ridge	2/27/2025	Student Housing	$25,250,000	$(273,757)
Parcstone	8/27/2025	Multi-Family	68,250,000	31,284,190
Stone Ridge	8/27/2025	Multi-Family	35,850,000	17,358,697
Crown Pointe	10/27/2025	Multi-Family	151,750,000	58,699,812
Sterling Crimson	12/23/2025	Student Housing	68,250,000	28,820,141
Total 2025:			$349,350,000	$135,889,083

Property	Disposition Date	Asset Type	Gross Sale Price	Gain (loss) on Sale
2024 Dispositions:
University Crossing	5/9/2024	Student Housing	$16,000,000	$57,087
Orchard Village	5/30/2024	Multi-Family	48,500,000	20,676,005
Dylan at Grayson	11/14/2024	Multi-Family	56,650,000	13,569,512
Arlington Park	11/18/2024	Multi-Family	20,000,000	10,582,936
Filet of Chicken	5/9/2024	Industrial	12,000,000	7,370,352
Total 2024:			$153,150,000	$52,255,892

National Property REIT Corp
Notes to Consolidated Financial Statements
4.Real Estate Assets
The Company’s ownership interests in real estate properties range from 15% to 100% via either direct ownership or ownership of a property owning entity. Through its ownership interests, the Company controls and therefore consolidates the properties and property owning entities. The interest owned by the other joint venture partner is reflected as non-controlling interest in these consolidated financial statements.
The Company’s real estate assets consisted of the following as of December 31, 2025 and 2024:

	Property	Acquisition Date	Ownership Percentage	Asset Type	Location	Real Estate Assets, Net of Accumulated Depreciation
						2025	2024
1	Taco Bell, OK	6/4/2014	100.0%	Commercial	Yukon, OK	$921,405	$974,482
2	Taco Bell, MO	6/4/2014	100.0%	Commercial	Marshall, MO	739,684	783,978
3	Abbie Lakes	9/30/2014	15.0%	Multi-Family	Canal Winchester, OH	9,492,508	9,682,909
4	Brooksedge	9/30/2014	15.0%	Multi-Family	Reynoldsburg, OH	8,573,038	8,880,570
5	Reserve at Abbie Lakes	9/30/2014	15.0%	Multi-Family	Canal Winchester, OH	20,384,972	21,089,030
6	Lake's Edge	9/30/2014	15.0%	Multi-Family	Pickerington, OH	8,708,802	9,051,519
7	Sunbury Ridge	9/30/2014	15.0%	Multi-Family	Columbus OH	10,215,555	10,619,961
8	Stonebridge	9/30/2014	15.0%	Multi-Family	Blacklick, OH	14,180,931	14,882,568
9	Jefferson Chase	9/30/2014	15.0%	Multi-Family	Blacklick, OH	9,259,844	9,726,933
10	Lake Ridge	10/29/2014	15.0%	Multi-Family	Hilliard, OH	5,001,691	5,189,731
11	Sterling Crimson	9/28/2016	67.0%	Student Housing	Tuscaloosa, AL	—	40,288,605
12	Hawks Ridge**	9/28/2016	67.0%	Student Housing	Iowa City, IA	—	25,250,000
13	Islander Village*	9/28/2016	67.0%	Student Housing	Corpus Christi, TX	8,283,535	9,982,380
14	Campus Quarters*	9/28/2016	67.0%	Student Housing	Corpus Christi, TX	12,522,756	13,505,131
15	District on Luther*	9/28/2016	67.0%	Student Housing	College Station, TX	27,755,414	28,968,233
16	Legacy*	9/28/2016	67.0%	Student Housing	Statesboro, GA	5,239,590	5,417,234
17	Seasons	1/30/2017	92.5%	Multi-Family	Laurel, MD	154,403,754	158,694,712
18	Villages of Baymeadows	10/31/2017	92.5%	Multi-Family	Jacksonville, FL	77,875,507	80,329,673
19	Casa del Mar	10/31/2017	92.5%	Multi-Family	Jacksonville, FL	12,835,160	13,293,548
20	Silver Oaks	11/8/2017	92.5%	Multi-Family	Southfield, MI	13,190,823	13,989,544
21	Sutton Place	11/8/2017	92.5%	Multi-Family	Southfield, MI	41,409,375	43,995,171
22	Steeplechase	1/9/2018	92.5%	Multi-Family	Largo, MD	36,319,199	37,922,385
23	Olentangy Commons	6/1/2018	92.5%	Multi-Family	Columbus, OH	96,213,895	99,552,645
24	Villages of Wildwood	7/20/2018	92.5%	Multi-Family	Fairfield, OH	40,454,462	42,284,782
25	Falling Creek	8/8/2018	100.0%	Multi-Family	Richmond, VA	20,398,613	20,756,619
26	Crown Pointe	8/30/2018	80.0%	Multi-Family	Danbury, CT	—	92,572,568
27	Lorring Park	10/30/2018	80.0%	Multi-Family	Forestville, MD	51,754,991	53,543,395
28	Hamptons	1/9/2019	92.5%	Multi-Family	Beachwood, OH	65,362,926	69,914,347
29	The Isle	6/28/2019	92.5%	Multi-Family	Orlando, FL	22,639,796	23,489,254
30	Druid Hills	7/30/2019	96.3%	Multi-Family	Atlanta, GA	69,684,398	73,121,634
31	Parcstone	10/15/2019	88.0%	Multi-Family	Fayetteville, NC	—	37,512,954
32	Stone Ridge	10/15/2019	88.0%	Multi-Family	Fayetteville, NC	—	18,702,090
33	Sterling Place	10/28/2019	92.5%	Multi-Family	Columbus, OH	37,895,135	39,374,874
34	Hampton on Jupiter	11/2/2020	80.0%	Multi-Family	Dallas, TX	30,677,948	32,629,129
35	Palmetto Creek	11/10/2020	90.0%	Multi-Family	North Charleston, SC	29,743,775	30,735,622
36	Valora at Homewood	11/19/2020	90.0%	Multi-Family	Homewood, AL	78,485,590	82,501,214
37	The Dylan at Fairburn	12/14/2020	100.0%	Multi-Family	Fairburn, GA	45,523,869	46,680,087
38	Chimneys of Greenville	1/27/2021	100.0%	Multi-Family	Taylors, SC	17,181,813	18,027,510
39	The Laurel Apartments	2/26/2021	96.3%	Multi-Family	Spartanburg, SC	51,464,935	53,252,483
40	The Willows Apartments	2/26/2021	96.3%	Multi-Family	Spartanburg, SC	17,097,595	18,599,333
41	The Edge at Clear Lake	3/12/2021	80.0%	Multi-Family	Webster, TX	29,002,802	30,570,056
42	Pear Orchard	6/28/2021	80.0%	Multi-Family	Ridgeland, MS	44,360,295	46,120,559
43	Lakeshore Landing	6/28/2021	80.0%	Multi-Family	Ridgeland, MS	19,256,149	20,221,447
44	Reflection Pointe	6/28/2021	80.0%	Multi-Family	Flowood, MS	38,410,517	39,577,244
45	Crosswinds	6/28/2021	80.0%	Multi-Family	Pearl, MS	36,532,390	38,540,480
46	Elliot Norcross	11/30/2021	90.0%	Multi-Family	Norcross, GA	128,035,367	127,806,841
47	West Vue	12/30/2021	90.0%	Multi-Family	Orlando, FL	78,071,433	79,720,601
48	Enclave at Wolfchase	3/18/2022	100.0%	Multi-Family	Cordova, TN	73,120,398	75,649,394

National Property REIT Corp
Notes to Consolidated Financial Statements

	Property	Acquisition Date	Ownership Percentage	Asset Type	Location	Real Estate Assets, Net of Accumulated Depreciation
						2025	2024
49	Twin Oaks	3/18/2022	100.0%	Multi-Family	Hattiesburg, MS	42,372,862	43,702,625
50	Lancaster Place	3/18/2022	100.0%	Multi-Family	Calera, AL	33,476,042	34,500,435
51	Rutland Place	3/18/2022	100.0%	Multi-Family	Macon, GA	26,902,135	27,519,161
52	Southport Crossing	3/29/2022	92.5%	Multi-Family	Indianapolis, IN	45,265,598	46,160,902
53	Cheyenne	5/26/2022	90.0%	Senior Living	Cheyenne, WY	25,556,286	26,058,205
54	Pueblo	5/26/2022	90.0%	Senior Living	Pueblo, CO	29,012,457	29,594,448
55	Stillwater	5/26/2022	90.0%	Senior Living	Stillwater, OK	24,963,768	25,121,014
56	Kokomo	5/26/2022	90.0%	Senior Living	Kokomo, IN	19,006,938	19,425,404
57	Apex	1/19/2024	100.0%	Multi-Family	Cincinnati, OH	30,203,931	31,293,064
58	Parkton	1/19/2024	100.0%	Multi-Family	Cincinnati, OH	40,833,011	42,091,783
	Total real estate assets, net					$1,916,275,663	$2,199,442,500
*Properties are held for sale and separately disclosed on the consolidated balance sheets as of December 31, 2025.
	**Properties are held for sale and separately disclosed on the consolidated balance sheets as of December 31, 2024.
5.Lease Intangibles
Lease intangibles consist of the following:

	As of December 31, 2025			As of December 31, 2024
	Lease Intangibles	Accumulated Amortization	Lease Intangibles, net	Lease Intangibles	Accumulated Amortization	Lease Intangibles, net
In-place leases	$93,141,137	$(93,118,882)	$22,255	$106,353,044	$(106,324,264)	$28,780
Deferred leasing costs	178,671	(137,975)	40,696	178,671	(126,063)	52,608
Total	$93,319,808	$(93,256,857)	$62,951	$106,531,715	$(106,450,327)	$81,388
Future amortization expense for the Company’s lease intangibles is as follows:

Year	Amortization Expense
2026	$18,425
2027	$18,425
2028	$18,425
2029	$7,677
2030	$—
Thereafter	$—
6.Real Estate Assets Held for Sale
As of December 31, 2025, the real estate assets held by District on Luther, the George (Legacy), Islander Village (Kristi), and Campus Quarter met the criteria to be classified as held for sale. Held for sale liabilities include only the mortgage payable balance which is presented separately in the consolidated Balance Sheet. The Company entered into a purchase and sale agreements with an unrelated third-party on December 31, 2025 for District on Luther, February 11, 2026 for the George, April 10, 2026 for Islander Village, and April 10, 2026 for Campus Quarters. The sales closed on January 21, 2026, May 7, 2026, July 1, 2026 and July 1, 2026, resulting in the recognition of a gain in the amount of $40,763,379 in 2026. For the year ended December 31, 2025 the Company recorded $1,851,359 of impairment charges related to real estate assets.
As of December 31, 2024, the real estate asset held by Hawks Ridge met the criteria to be classified as held for sale. The Company entered into a purchase and sale agreement with an unrelated third-party on November 6, 2024. Hawks Ridge sale closed on February 27, 2025, resulting in the recognition of a loss in the amount of $242,606.

National Property REIT Corp
Notes to Consolidated Financial Statements
Below is a summary of the major classes of real estate assets classified as held for sale:

Real Estate Assets Held for Sale	December 31, 2025	December 31, 2024
Land	$6,796,589	$3,840,070
Building and improvements	71,045,768	28,767,529
Furniture, fixtures, and equipment	8,605,448	2,369,041
Less: accumulated depreciation	(32,646,509)	(9,726,640)
Total real estate assets held for sale, net	$53,801,296	$25,250,000
7.Preferred Equity Investments
Terraces at Perkins Rowe - Unconsolidated VIE
On November 14, 2022, the Company, together with a joint venture partner, acquired Terraces at Perkins Rowe (“Terraces”), a multi-family property located in Baton Rouge, LA for an aggregate purchase price of $41,400,000. The investment is structured as a preferred equity investment that incorporates debt-like return metrics. The Company receives SOFR + 2% cash return each month with additional 7% paid-in-kind (PIK) accrued to the Company’s outstanding capital balance. While there is no stated maturity date for this investment, the Company has a put option at the end of 5-year hold period that it intends to exercise. During the year ended 2025 and 2024, the Company recognized total dividend income of $2,188,720 and $2,077,549, respectively, which is included as other income on the consolidated statement of operations.
For the Terraces preferred equity investment, the Company determined that it is not the primary beneficiary and not required to consolidate, and is subject to equity method investment guidance. The Company elected the fair value option for the Terraces preferred equity investment.
The Company determined that as of December 31, 2025 and 2024, the fair value of the Terraces preferred equity investment was $15,860,306 and $14,687,438, respectively. During the years ended 2025 and 2024, the Company recorded unrealized gain/(loss) of $85,219 and $(345,209), respectively, which is included as fair value adjustments on the consolidated statement of operations. As of December 31, 2025 and 2024, the Company owned 100% of the preferred equity interests and did not own common equity.
Cortland Portfolio - Consolidated VIE
On September 30, 2014, the Company, together with a joint venture partner, acquired Columbus OH Apartment HoldCo, LLC, (“Cortland”), a multi-family portfolio located in Columbus, OH for an aggregate purchase price of $114,377,000. On June 28, 2024, the Company funded $35,300,000 as a preferred equity investment in connection with the recapitalization of the Cortland Portfolio. Upon recapitalization, our common ownership percentage in the Cortland joint venture changed from 79.1% to 15%.
The Cortland preferred equity investment incorporates debt-like return metrics. The Company receives 8% cash return each month with additional 7% paid-in-kind (PIK) accrued to the Company’s outstanding capital balance. There is a mandatory redemption date set as the earlier of July 1, 2029, and the date all projects and all other assets have been sold to third parties.
We determined that Cortland is a VIE and subject to consolidation since we are the primary beneficiary with power to direct activities and rights to receive significant benefits.
8.Involuntary Conversions
During 2025 and 2024, the Company did not record any gain or loss from involuntary conversion of real estate assets.
9.Unsecured Consumer Loans
The Company’s portfolio of unsecured consumer loans consists of a large number of small balance homogeneous loans. As of December 31, 2025, the portfolio consisted of 0 remaining unsecured consumer loans. As of December 31, 2024, the portfolio consisted of 4 loans having an average outstanding principal balance of $854 and maximum balance of $50,000 at the time of origination. As of December 31, 2024, the unsecured consumer loans were issued with stated interest rates ranging from 11.5% to 21.5% with a weighted average interest rate of 14.6% based on outstanding principal of the unsecured consumer loans.

National Property REIT Corp
Notes to Consolidated Financial Statements
The ability of the borrowers of the unsecured consumer loans to repay the Company are affected by their continuing financial stability. The credit risk of the unsecured consumer loans and the residual interest in securitizations is considered to be higher than for secured loans.
The Lending Platforms classify the unsecured consumer loans into separately identified pools by rating ("Rating"), which indicates the expected level of risk associated with the loan. Each Rating corresponds to an estimated average annualized loss rate range as of the time the Rating is given. The estimated annual loss rate for each loan is based primarily on a proprietary custom risk model developed by each of the Lending Platforms using their respective historical data, borrower specific factors and Fair Isaac Corporation score (“FICO score”) obtained from a credit reporting agency. As part of the Rating determination, the Lending Platforms also consider borrower specific factors such as, but not limited to, credit related inquiries in the last six months and debt-to-income ratio.
Ratings are not consistent between Lending Platforms; as such the Company stratifies its unsecured consumer loans into separately identified pools based on the FICO score obtained from a credit reporting agency and as provided by each Lending Platform at origination. The stratified pools are designated "Super Prime," "Prime" or "Near Prime," and defined as follows: Super Prime loans as loans to borrowers with a FICO score of 720 or greater, Prime Loans as loans to borrowers with a FICO score of between 660 and 719 and Near Prime loans as loans to borrowers with a FICO score of between 600 and 659.
As of December 31, 2025, all remaining outstanding principal of the unsecured consumer loans have been paid off.
The following table summarizes the Company's unsecured consumer loans held as of December 31, 2024:

Category	Outstanding Principal	Fair Value	Interest Rate Range	Weighted Average Interest Rate*
Super Prime	$3,022	$3,038	11.5% - 20.5%	13.7%
Prime	394	394	21.5% - 21.5%	21.5%
Near Prime	—	—	0% - 0%	—%
Total Loans	$3,416	$3,432		14.6%
* Based on outstanding principal of the unsecured consumer loans.
The following table summarizes the delinquency status of the unsecured consumer loans:

December 31, 2024
Delinquency Status	Outstanding Principal	Fair Value	% of Total
Current	$3,416	$3,432	100.00%
1 - 30 days	—	—	—%
31 - 60 days	—	—	—%
61 - 90 days	—	—	—%
91 - 120 days	—	—	—%
Total Loans	$3,416	$3,432	100.00%

10.Collateralized Loan Obligations
NGL invests in the junior debt tranches of collateralized loan obligation (“CLO”) vehicles that in turn own pools of Senior Secured Loans. The credit risk of a CLO is dependent on the underlying assets within the portfolio. For “traditional” CLOs, the collateral pool primarily consists of first lien, senior secured broadly syndicated bank loans (usually at least 90% of the total portfolio), and it may include a predetermined allowable portion of other asset types such as second lien bank loans (which are highly leveraged) and unsecured debt, as well as middle market loans.
Some CLOs consist predominantly of middle market loans as the underlying collateral. The average rating of the underlying collateral is typically single-B, and the leveraged bank loans are typically floating rate, based on SOFR.
The securities held at NGL are B or BB rated mezzanine debt that pay a quarterly interest coupon, based on the notional balance held and a fixed spread plus SOFR, which resets after each payment. The principal is returned through the CLO waterfall at the earlier of the call date or maturity.

National Property REIT Corp
Notes to Consolidated Financial Statements
During the year ended December 31, 2025, the Company sold all remaining CLOs except those that were deemed worthless and recognized a loss of $28,901,631. As of December 31, 2025, the outstanding investment of CLOs comprised of 2 investments with a fair value of $0 and a face value of $14,235,497.
As of December 31, 2024, the outstanding investment of CLOs comprised of 101 investments with a fair value of $381,508,024 and a face value of approximately $402,127,882. The average outstanding note is approximately $3,981,464 with a stated maturity date ranging from July 2028 to July 2034 and a weighted average stated maturity of 60.0 years as of December 31, 2024. Coupons range from three-month SOFR (“3MS”) plus 5.20% to 9.23% with a weighted average coupon of 3ML + 6.90%.
The Company purchased $0 and $32,723,543, respectively, of CLOs from various third-party brokers during the year ended December 31, 2025 and 2024, respectively, which are held by the Bank of New York Mellon as custodian.
11.Fair Value of Financial Instruments
The fair value of a financial instrument is defined as the price that we would receive upon selling an asset or pay to transfer a liability in an orderly transaction to an independent buyer in the principal or most advantageous market in which that financial instrument is transacted.
In all cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to each investment.
Most of our financial instruments measured at fair value on a recurring basis were classified as Level 3 as of December 31, 2025 and 2024.
Unsecured Consumer Loans, Residual Interests in Securitizations, Collateralized Loan Obligations, and Preferred Equity Investment
The unsecured consumer loans, residual interests in securitizations, and collateralized loan obligations do not trade in an active market with readily observable prices. For the unsecured consumer loans and residual interests in securitizations, fair value is estimated by using a discounted cash flow methodology based upon significant unobservable inputs, such as loss adjusted discount rates and projected loss rates. The loss adjusted discount rates are used to discount the estimated future cash flows expected to be received from the underlying unsecured consumer loans, which includes both future principal and interest payments. The projected loss rates are based on the perceived credit risk inherent in each Rating of the unsecured loan portfolio. See Note 9 for details of the unsecured consumer loans.
NGL qualifies as an investment company pursuant to ASC Topic 946, Financial Services-Investment Companies. Accordingly, the underlying CLO investments and repurchase agreements are carried at fair value and were retained in consolidation by the Company.
In determining the range of values for our investments in CLOs, management utilizes an independent valuation firm that uses a discounted multi-path cash flow model. The valuations were accomplished through the analysis of the CLO deal structures to identify the risk exposures from the modeling point of view as well as to determine an appropriate call date (i.e., expected maturity). These risk factors are sensitized in the multi-path cash flow model using Monte Carlo simulations to generate probability-weighted (i.e., multi-path) cash flows for the underlying assets and liabilities. These cash flows are discounted using appropriate market discount rates, and relevant data in the CLO market and certain benchmark credit indices are considered, to determine the value of each CLO investment.
The significant unobservable input used to value the CLOs is the discount rate applied to the estimated future cash flows expected to be received from the underlying investment, which includes both future principal and interest payments. Included in the consideration and selection of the discount rate are the following factors: risk of default, comparable investments, and call provisions. An increase or decrease in the discount rate applied to projected cash flows, where all other inputs remain constant, would result in a decrease or increase, respectively, in the fair value measurement.

National Property REIT Corp
Notes to Consolidated Financial Statements
The interests we have acquired in CLOs are generally thinly traded or have only a limited trading market. CLOs are typically privately offered and sold, even in the secondary market. As a result, investments in CLOs may be characterized as illiquid securities. In addition to the general risks associated with investing in debt securities, CLO residual interests carry additional risks, including, but not limited to: (i) the possibility that distributions from collateral securities will not be adequate to make interest or other payments; (ii) the quality of the collateral may decline in value or default; (iii) our investments in CLO tranches will likely be subordinate to other senior classes of note tranches thereof; and (iv) the complex structure of the security may not be fully understood at the time of investment and may produce disputes with the CLO investment or unexpected investment results. Our net asset value may also decline over time if our principal recovery with respect to CLO debt is less than the cost of those investments. Our CLO investments and/or the CLOs’ underlying senior secured loans may prepay more quickly than expected, which could have an adverse impact on our value. These investments are classified as Level 3 in the fair value hierarchy.
The preferred equity investment’s fair value is calculated quarterly by independent valuation agents by adding the present value of the monthly dividend income cash flows and present value of the current equity balance through September 30, 2027, which is a five-year hold period since acquisition. The projected monthly dividend payments assumes no PIK capitalization. The difference between the fair value calculation and total debt receivable is recorded as an unrealized gain/loss on the consolidated statements of operations.
Corporate Bonds, Interest Rate Caps and Repurchase Agreements
Secondary corporate bonds purchased from a broker are recorded on a trade date basis and are recorded as the settlement value of cash, plus purchased accrued interest. Purchased accrued interest is treated as a return of capital upon receipt of coupon. The discount to par is amortized over the stated maturity of the corporate bond and recognized as part of interest income on the consolidated statements of operations. The typical settlement time for Depository Trust Company bonds is three days. Gains or losses from the sale or call of Corporate Bonds are recorded as a realized gain or loss on the consolidated statements of operations and recognized on the date of sale or call. Unrealized gains or losses are recorded on the consolidated statements of operations and recognized on each valuation date.
On a recurring basis, the Company measures its interest rate cap at its estimated fair value. In determining the fair value of the Company's derivatives, the Company uses the present value of expected cash flows based on market observable interest rate yield curve commensurate with the term of the instrument. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and that of the respective counterparty in the fair value measurement. The credit valuation adjustments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by either the respective counterparty or the Company. However, the Company determined that as of December 31, 2025, the impact of the credit valuation adjustments were not significant to the overall valuation of the derivatives. As a result, the fair value of the derivative is considered to be based primarily on Level 2 inputs.
Repurchase agreements are collateralized with a portion of the CLO investments and the carrying value of the repurchase agreement approximates fair value as of December 31, 2024.
The following table shows the fair value of our preferred equity investments and interest rate caps, disaggregated into the three levels of the ASC 820 valuation hierarchy as of December 31, 2025. There were no unsecured consumer loans, residual interest in securitizations, or repurchase agreements as of December 31, 2025.

	Level 1	Level 2	Level 3	Total
Assets
Preferred Equity Investments	—	—	15,860,306	15,860,306
Interest rate cap	—	5,889,870	—	5,889,870
Total investments at fair value	$—	$5,889,870	$15,860,306	$21,750,176
The Company borrowed $0 and repaid $180,586,000 relating to repurchase agreements during 2025.

National Property REIT Corp
Notes to Consolidated Financial Statements
The following table shows the fair value of our unsecured consumer loans, residual interest in securitizations, CLOs, interest rate caps, corporate bonds, and repurchase agreements, disaggregated into the three levels of the ASC 820 valuation hierarchy as of December 31, 2024.

	Level 1	Level 2	Level 3	Total
Assets
Unsecured consumer loans	$—	$—	3,409	$3,409
Residual interests in securitizations	—	—	2,548,574	2,548,574
Collateralized loan obligations	—	—	381,508,024	381,508,024
Preferred Equity Investments	—	—	14,687,438	14,687,438
Corporate bonds	—	18,923,461	—	18,923,461
Interest rate cap	—	13,948,780	—	13,948,780
Total investments at fair value	$—	$32,872,241	$398,747,445	$431,619,686
Liabilities
Reverse repurchase facilities	$—	$180,586,000	$—	$180,586,000
Total liabilities at fair value	$—	$180,586,000	$—	$180,586,000
The Company borrowed $24,296,000 and repaid $40,046,000 relating to repurchase agreements during 2024.
Refer to Note 9 for details of the unsecured consumer loans.
The ranges of unobservable inputs used in the fair value measurement of our Level 3 financial instruments as of December 31, 2025 and 2024 were as follows:

December 31, 2025
Assets/Liabilities	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Preferred Equity Investments	$15,860,306	Discounted cash flow	Discount Rate	15.00% - 15.00%	15.00%

December 31, 2024
Assets/Liabilities	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Unsecured consumer loans	$3,409	Discounted cash flow	Loss-Adjusted Discounted Rate	7.95% - 7.95%	7.95%
			Projected Prepay Rate	1.24% - 1.24%	1.24%
			Projected Loss Rate	1.1% - 1.1%	1.10%
			Recovery Rate	7.50% - 7.50%	7.50%

Residual interests in securitizations	$2,548,574	Discounted cash flow	Forecasted Prepay % of Current Balance	16.19% - 24.05%	19.47%
			Forecasted Default % of Current Balance	13.91% - 14.22%	14.04%
			Severity	92.50% - 92.50%	92.50%
			Discount Rate	20.00% - 20.00%	20.00%

Collateralized loan obligations	$381,508,024	Discounted cash flow	Discount Rate	10.38% - 30.02%	12.78%
			Weighted Average Life	2.64 - 4.83	3.8

Preferred Equity Investments	$14,687,438	Discounted cash flow	Discount Rate	15.00% - 15.00%	15.00%

National Property REIT Corp
Notes to Consolidated Financial Statements
12.Corporate Bonds
The Company may time to time invest in corporate bonds comprised of investment grade and high yield corporate bonds including performing credit strategies focused on income-oriented, senior loan and bond investment strategies targeting U.S. issuers.
During year ended December 31, 2025, the Company sold all of its corporate bonds and recognized a realized gain of $608,905.
For the year ended December 31, 2024, the outstanding maturity is November 2026 including a bi-annual fixed interest coupon of 7.00%. Relevant details for the corporate bonds are as follows as of December 31, 2024:

Purchase Date	Security	Face Value (Par)	Price	Net Purchase Price	Maturity	Coupon
12/7/2021	WRLD	$3,000,000	99.75	$2,992,500	11/1/2026	7.00%
12/16/2021	WRLD	5,000,000	100.00	5,000,000	11/1/2026	7.00%
2/15/2022	WRLD	7,000,000	94.00	6,580,000	11/1/2026	7.00%
3/23/2022	WRLD	2,572,000	87.75	2,256,930	11/1/2026	7.00%
3/30/2022	WRLD	1,250,000	88.25	1,103,125	11/1/2026	7.00%
4/4/2022	WRLD	310,000	88.25	273,575	11/1/2026	7.00%
		$19,132,000		$18,206,130
Secondary corporate bonds purchased from a broker are recorded on a trade date basis and are recorded as the settlement value of cash, plus purchased accrued interest. Purchased accrued interest is treated as a return of capital upon receipt of coupon. The discount to par is amortized over the stated maturity of the corporate bond and recognized as part of interest income on the consolidated statements of operations. The typical settlement time for Depository Trust Company bonds is three days. Gains or losses from the sale or call of Corporate Bonds are recorded as a realized gain or loss on the consolidated statements of operations and recognized on the date of sale or call. Unrealized gains or losses are recorded on the consolidated statements of operations and recognized on each valuation date.
13.Reverse Repurchase Facilities
On October 30, 2019, NGL entered into a Master Repurchase Agreement (the “Repo Agreement”) with Nomura Securities International, Inc. (“Nomura”) to provide a borrowing facility ("Repo") from which NGL could pledge securities as collateral and borrow up to $105,000,000 under agreed upon terms. Under the terms of the Repo Agreement, NGL received cash up to 75% of the market value of securities with an interest charge of a minimum of 1.80% plus SOFR, calculated as T-2 days for the reference rate. The term of the Repo is two years from commencement date subject to eight rolling three-month periods where upon each reset date, the entire Repo is closed and reopened, and borrowed interest is due to Nomura. Securities in the Repo can be purchased back at any time, subject to maintaining the agreed upon minimum draw on the Repo: 60% drawn during the ramp up period, as defined in the Repo Agreement, ending January 31, 2020, (subsequently extended to March 15, 2020 in the January 15, 2020 amended and restated Repo Agreement), and 90% drawn subsequent to the end of the ramp up period. Should the value of the securities drop to a loan to value ("LTV") greater than 77.5%, NGL Limited must contribute cash or securities to Nomura’s collateral account until the value is below 70%.
On August 5, 2020, NGL agreed to the amended and restated Repo Agreement lowering the maximum borrowing under the agreement to $80,000,000, lowering the minimum LTV from 60% to 50% and reducing the deleveraging requirement from 77.5% to 60% including a drop in LTV from 70% to 50%. On April 27, 2022, NGL amended and restated repurchase agreement to increase the facility maximum to $200,000,000. On October 31, 2023, NGL amended and restated repurchase agreement to extend the scheduled maturity of the facility to November 2, 2026 as well as adjusted the interest rate to 3.30% plus Term SOFR.
Under the terms of the amended and restated Repo Agreement, NGL continues to receive cash up to 60% of the market value of securities. The interest rate at December 31, 2025 was 3MS + 3.30%. For the year ended December 31, 2025 and 2024, the Company paid $7,734,034 and $16,887,541 of interest to Nomura, respectively. Should the value of the securities drop to an LTV greater than 50%, NGL Limited must contribute cash or securities to Nomura’s collateral account until the value is below 60%. During year ended December 31, 2025, the Company repaid all remaining balance.

National Property REIT Corp
Notes to Consolidated Financial Statements
The following table presents a summary of our repurchase agreement borrowings and interest as of December 31, 2025 and 2024:

Master Repurchase Agreement	December 31, 2025	December 31, 2024
Beginning Balance	$180,586,000	$196,336,000
Principal Borrowed	—	24,296,000
Principal Paid	(180,586,000)	(40,046,000)
Amortization of debt issuance cost	—	—
Total Outstanding Principal	—	180,586,000
Less: unamortized debt issuance cost	—	—
Total Outstanding Principal, net of unamortized debt issuance cost	$—	$180,586,000
14.Mortgages Payable
The Company has outstanding mortgages payable that bear interest at either a fixed or variable rate. Each mortgage payable is secured by a respective real estate property and certain cash reserve accounts required by the borrowing agreements, which are included as restricted cash on the accompanying consolidated balance sheets. The following table presents a summary of our mortgages payable as of December 31, 2025 and 2024:

	Mortgage Note	Interest Rate (8)	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2025	Outstanding Principal 12/31/2024
1	Sterling Crimson - Loan 1(2)	4.20%	10/1/2026	Amortizing	$—	$39,008,489
2	Hawk's Ridge(3)	4.20%	10/1/2026	Amortizing	—	23,476,018
3	Islander Village(1)	4.20%	10/1/2026	Amortizing	10,010,331	10,213,132
4	Campus Quarters(1)	4.20%	10/1/2026	Amortizing	13,138,559	13,404,735
5	District on Luther(1)	4.20%	10/1/2026	Amortizing	29,713,998	30,315,979
6	Legacy(1)	4.77%	1/1/2029	Amortizing	7,264,852	7,379,799
7	Seasons	4.59%	2/1/2029	Amortizing	149,202,719	151,634,542
8	Villages of Baymeadows	4.14%	11/1/2027	Amortizing	72,467,654	73,854,779
9	Casa del Mar	4.14%	11/1/2027	Amortizing	11,585,738	11,807,504
10	Sutton Place	4.03%	12/1/2029	Amortizing	42,914,936	43,676,957
11	Silver Oaks	4.03%	12/1/2029	Amortizing	13,821,369	14,066,789
12	Steeplechase	4.07%	2/1/2028	Amortizing	34,850,514	35,515,982
13	Sterling Crimson - Loan 2(2)	6.04%	10/1/2026	Amortizing	—	1,704,634
14	Olentangy Commons	4.43%	6/1/2030	Interest Only	92,160,428	92,876,000
15	Villages of Wildwood	4.46%	8/1/2030	Interest Only	39,323,971	39,525,000
16	Falling Creek	4.52%	9/1/2030	Amortizing	18,959,037	19,261,040
17	Crown Pointe(4)	4.44%	9/1/2030	Interest Only	—	89,400,000
18	Lorring Park	4.83%	11/1/2030	Amortizing	46,925,043	47,620,886
19	Hamptons Apartments	4.61%	2/1/2031	Interest Only	79,520,000	79,520,000
20	The Isle	3.79%	7/1/2031	Interest Only	21,200,000	21,200,000
21	Druid Hills	4.26%	8/1/2046	Amortizing	76,124,038	78,374,774
22	Parcstone(5)	3.14%	11/1/2029	Amortizing	—	30,076,530
23	Stone Ridge(5)	3.14%	11/1/2029	Amortizing	—	14,637,437
24	Sterling Place	3.95%	11/1/2031	Interest Only	34,196,000	34,196,000
25	Hampton on Jupiter	2.90%	11/1/2032	Interest Only	27,590,000	27,590,000
26	Palmetto Creek	2.57%	9/1/2030	Interest Only	25,805,687	25,865,000
27	Valora at Homewood	2.80%	8/1/2030	Interest Only	63,398,922	63,844,000
28	The Dylan at Fairburn	3.10%	10/1/2026	Interest Only	43,900,000	43,900,000
29	Sutton Place - Loan 2	4.36%	12/1/2029	Amortizing	9,831,040	10,034,502
30	Silver Oaks - Loan 2	4.36%	12/1/2029	Amortizing	4,426,254	4,517,860
31	Chimneys of Greenville	3.10%	2/1/2031	Interest Only	14,075,000	14,075,000
32	The Laurel Apartments	3.06%	3/1/2031	Interest Only	42,025,000	42,025,000
33	The Willows Apartments	3.06%	3/1/2031	Amortizing	18,714,699	19,000,000
34	The Edge at Clear Lake	3.87%	4/1/2033	Interest Only	25,496,000	25,496,000
35	Pear Orchard	3.20%	7/1/2033	Interest Only	38,175,000	38,175,000
36	Lakeshore Landing	3.20%	7/1/2033	Interest Only	16,950,000	16,950,000
37	Reflection Pointe	3.20%	7/1/2033	Interest Only	31,050,000	31,050,000
38	Crosswinds	3.20%	7/1/2033	Interest Only	33,825,000	33,825,000

National Property REIT Corp
Notes to Consolidated Financial Statements

	Mortgage Note	Interest Rate (8)	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2025	Outstanding Principal 12/31/2024
39	Parcstone(5)	3.14%	11/1/2029	Amortizing	—	12,649,621
40	Stone Ridge(5)	3.14%	11/1/2029	Amortizing	—	6,874,100
41	Falling Creek	4.18%	9/1/2030	Amortizing	5,913,746	6,014,338
42	Elliot Norcross(6)	2.85%	12/1/2026	Interest Only	106,850,342	106,850,342
43	West Vue(6)	3.00%	1/1/2026	Interest Only	70,723,446	73,000,000
44	Enclave at Wolfchase	3.67%	4/1/2027	Interest Only	60,000,000	60,000,000
45	Twin Oaks(6)	3.15%	4/1/2026	Interest Only	36,892,844	36,400,873
46	Lancaster Place(6)	3.15%	4/1/2026	Interest Only	29,830,626	29,408,485
47	Rutland Place(6)	3.15%	4/1/2026	Interest Only	24,536,642	24,161,890
48	Southport Crossing	3.46%	4/1/2032	Interest Only	36,075,000	36,075,000
49	Cheyenne	4.71%	6/1/2032	Interest Only	17,656,000	17,656,000
50	Pueblo	4.71%	6/1/2032	Interest Only	20,166,000	20,166,000
51	Stillwater	4.71%	6/1/2032	Interest Only	15,328,000	15,328,000
52	Kokomo	4.71%	6/1/2032	Interest Only	12,753,000	12,753,000
53	Villages of Wildwood - Loan 2	6.80%	8/1/2030	Interest Only	18,810,308	18,868,000
54	Villages of Baymeadows - Loan 2	7.19%	11/1/2027	Amortizing	13,794,658	13,939,469
55	Casa del Mar - Loan 2	7.19%	11/1/2027	Amortizing	3,440,897	3,477,018
56	Pear Orchard - Loan 2	4.50%	7/1/2033	Interest Only	4,800,000	4,800,000
57	Lakeshore Landing - Loan 2	4.50%	7/1/2033	Interest Only	1,005,000	1,005,000
58	Reflection Pointe - Loan 2	4.50%	7/1/2033	Interest Only	2,153,000	2,153,000
59	Crosswinds - Loan 2	4.50%	7/1/2033	Interest Only	4,776,000	4,776,000
60	Hampton on Jupiter - Loan 2	6.84%	12/1/2032	Interest Only	11,253,000	11,253,000
61	Apex	5.76%	2/1/2031	Interest Only	27,712,000	27,712,000
62	Parkton	5.76%	2/1/2031	Interest Only	37,090,000	37,090,000
63	Abbie Lakes	5.97%	7/1/2029	Interest Only	21,569,000	21,569,000
64	Brooksedge	5.97%	7/1/2029	Interest Only	22,945,000	22,945,000
65	Reserve at Abbie Lakes	5.97%	7/1/2029	Interest Only	43,656,000	43,656,000
66	Lakes Edge	5.97%	7/1/2029	Interest Only	25,935,000	25,935,000
67	Sunbury Ridge	5.97%	7/1/2029	Interest Only	21,372,000	21,372,000
68	Stonebridge	5.97%	7/1/2029	Interest Only	31,810,000	31,810,000
69	Jefferson Chase	5.97%	7/1/2029	Interest Only	27,625,000	27,625,000
70	Lake Ridge	5.97%	7/1/2029	Interest Only	17,195,000	17,195,000
71	Falling Creek - Loan 3(7)	6.78%	9/1/2030	Interest Only	5,010,000	—
	Total outstanding principal				1,967,319,298	2,193,612,504
	Less: unamortized discount and debt issuance costs				(8,035,399)	(10,936,378)
	Total mortgages payable, net of unamortized discount and debt issuance costs				$1,959,283,899	$2,182,676,126
(1) Property is held for sale and disclosed on the consolidated balance sheets.
(2) Sterling Crimson was disposed of on December 23, 2025 (Note 3). The mortgage payable was extinguished at date of sale.
(3) Hawks Ridge was disposed of on February 27, 2025 (Note 3). The mortgage payable was extinguished at date of sale.
(4) Crown Point was disposed of on October 27. 2025 (Note 3). The mortgage payable was extinguished at date of sale.
(5) Parcstone and Stoneridge (Bel Canto) were disposed of on August 27, 2025 (Note 3). The mortgage payable was extinguished at date of sale.
(6) The loan includes one-year extension options beyond the disclosed initial maturity date. HPI maturity was extended to April 1, 2027. West Vue maturity was extended to January 1, 2027. Elliot maturity was extended to December 1, 2028.
(7) Falling Creek second supplemental loan stared on December 19, 2025 for $5,010,000 as part of NPRC's buyout of the non-controlling interest.
	(8) Floating interest rates are indexed to the one month USD SOFR. Rates noted are as of December 31, 2025.
On February 27, 2025, in connection with the sale of Hawks Ridge, as described in Note 3, Recent Real Estate Transactions, the buyer assumed the outstanding mortgage balance upon purchase in the amount of $23,402,898. As a result, the Company did not recognize a loss on early extinguishment of debt.
On August 27, 2025, in connection with the sale of Parcstone and Stone Ridge, as described in Note 3, Recent Real Estate Transactions, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $42,197,054 and $21,246,752, respectively. As a result, the Company recognized a loss on early extinguishment of debt of $589,633 for Parcstone and $303,579 for Stone Ridge, which is included within interest expense on the consolidated statements of operations.
On October 27, 2025, in connection with the sale of Crown Pointe, as described in Note 3, Recent Real Estate Transactions, the buyer assumed the outstanding mortgage balance upon purchase in the amount of $89,280,984. As a result, the Company did not recognize a loss on early extinguishment of debt.
On December 23, 2025, in connection with the sale of Sterling Crimson, as described in Note 3, Recent Real Estate Transactions, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount

National Property REIT Corp
Notes to Consolidated Financial Statements
of $40,245,462. As a result, the Company recognized a loss on early extinguishment of debt of $393,828, which is included within interest expense on the consolidated statements of operations.
On May 9, 2024, in connection with the sale of University Crossing, as described in Note 3, Recent Real Estate Transactions, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $14,679,000. As a result, the Company recognized a gain on early extinguishment of debt of $146,790, which is included within interest expense on the consolidated statements of operations.
On May 30, 2024, in connection with the sale of Orchard Village, as described in Note 3, Recent Real Estate Transactions, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $24,469,141. As a result, the Company recognized a gain on early extinguishment of debt of $244,691, which is included within interest expense on the consolidated statements of operations.
On November 14, 2024, in connection with the sale of The Dylan at Grayson, as described in Note 3, Recent Real Estate Transactions, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $40,500,000. As a result, the Company recognized a gain on early extinguishment of debt of $0, which is included within interest expense on the consolidated statements of operations.
On November 18, 2024, in connection with the sale of Arlington Park, as described in Note 3, Recent Real Estate Transactions, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $13,402,578. As a result, the Company recognized a loss on early extinguishment of debt of $134,026, which is included within interest expense on the consolidated statements of operations.
Future scheduled principal payments of mortgage payable are as follows: $102,369,818 (2026), $93,133,374 (2027), $87,996,198 (2028), $72,145,022 (2029), $52,080,725 (2030), and $1,559,594,162 (thereafter).
15.Ground Leases
The Company entered into ground lease agreements through acquisition of Druid Hills and West Vue. If the Company has right to extend the term of a ground lease, such option period has been included within the calculation of the right of use assets and lease liabilities. The Company incurred initial costs of $15,689,752 to acquire the leases, which is included in the right of use assets and amortized over the life of the lease. As of December 31, 2025 and 2024, the right-of-use asset were $32,323,227 and $34,620,076, respectively. As of December 31, 2025 and 2024, the lease liability was $28,420,654 and $27,913,957, respectively. During the years ended December 31, 2025 and 2024, the lease expense recognized on a straight-line basis was $4,263,995 and $4,274,940, respectively, and is included in property operating expenses on the accompanying consolidated statements of operations.
The Company utilized the risk-free rate over the term of each lease as the discount rate to be applied to its future lease payments when accounting for its right of use assets and lease liabilities, which ranged between 4.26% and 7.11%.
The table below presents the summarized quantitative information with regard to lease contracts the Company has entered into as of December 31, 2025:

Category	Term
Weighted avg. of remaining term - operating leases (months)	929
Weighted avg. of remaining term - operating leases (years)	77
Weighted avg. of annual discount rate - operating leases	6.04%
The table below presents the summarized quantitative information with regard to lease contracts the Company has entered into as of December 31, 2024:

Category	Term
Weighted avg. of remaining term - operating leases (months)	938
Weighted avg. of remaining term - operating leases (years)	78
Weighted avg. of annual discount rate - operating leases	6.04%

National Property REIT Corp
Notes to Consolidated Financial Statements
The future minimum lease payments to be paid under noncancelable ground leases in effect as of December 31, 2025 are as follows:

Year	Payment
2026	$1,490,045
2027	1,518,566
2028	1,547,658
2029	1,577,331
2030	1,607,597
Thereafter	367,942,978
Total	375,684,175
Less: lease discount	(347,263,520)
Lease liabilities	$28,420,655
Total cash paid for amounts included in lease liabilities for the years ended December 31, 2025 and 2024 are $1,462,084 and $1,434,670, respectively.
In addition, as of December 31, 2025 and 2024, the Company also has an office and equipment lease liability of $1,371,494 and $61,900, respectively.
16.Income Taxes
Income taxes consisted of the following for the years ended:

	December 31, 2025	December 31, 2024
Current federal tax benefit (expense)	$(3,200)	$1,230
Income tax benefit (expense)	$(3,200)	$1,230
17.Equity
As of December 31, 2025 and 2024, the Company authorized 100,000,000 common shares, par value $0.001. NPH is the Company’s sole common stockholder. As of December 31, 2025 and 2024, the Company paid an aggregate of $880,755,579 and $876,160,619 of dividends on common shares, respectively.
As of December 31, 2025 and 2024, the Company had 125 shares outstanding in connection with a private placement of 12.5% Series A Cumulative Non-Voting Preferred Stock, par value $0.001 per share (Series A Preferred Stock), respectively. In general, holders of Series A Preferred Stock are entitled to receive cumulative dividends semiannually at a per annum rate equal to 12.5% of the total purchase price of $1,000 per share plus accumulated and unpaid dividends. The Series A Preferred Stock is redeemable by the Company for $1,000 per share plus accumulated and unpaid dividends. Upon liquidation and dissolution of the Company, the holders of the Series A Preferred Stock are entitled to a liquidation preference in the amount of the share’s purchase price, plus all accumulated and unpaid dividends. Series A Preferred Stock are not convertible or exchangeable for any other property or securities of the Company. As of December 31, 2025 and 2024, the Company paid an aggregate of $313,624 and $297,999 of dividends on Series A preferred shares, respectively.
18.Related Party Transactions
On December 31, 2013, the Company entered into a management assistance agreement with Prospect Administration LLC ("Prospect") to provide significant managerial assistance to the Company on behalf of PSEC.
In accordance with the Investment Company Act of 1940, PSEC must make available "significant managerial assistance" to the Company. Prospect provides assistance with significant guidance and counsel concerning the management, operations, and business objectives and policies to the Company. Services may include arranging financing, managing relationships with financing sources, restructuring existing debt and evaluating acquisition and divestiture opportunities. Prospect also exercises a controlling influence over the policies of the Company. On a quarterly basis, the Company pays a managerial assistance fee to Prospect for time and effort in assisting and providing commercial and mezzanine lending, investment banking, and private equity investing services. The Company incurred managerial assistance fees of $2,300,000 and $2,616,667 for the years ended December 31, 2025 and 2024, respectively, which are included in management fees in the accompanying consolidated statements of operations.
On a quarterly basis, the Company pays Prospect for professional services provided related to legal counsel, taxation, and general accounting. For the years ended December 31, 2025 and 2024, the Company incurred professional

National Property REIT Corp
Notes to Consolidated Financial Statements
service fees of $462,095 and $1,313,141, respectively, which are included in general and administrative expenses in the accompanying consolidated statements of operations. As of December 31, 2025 and 2024, $137,674 and $664,324, respectively, is due to Prospect and is recorded by the Company as due to affiliates on the consolidated balance sheets.
As of December 31, 2025, $110,810, $0 and $0 is due to Prospect, Prospect Capital Management ("PCM") and PSEC, respectively, for reimbursement of expenses paid on behalf of the Company and is recorded by the Company as due to affiliates on the consolidated balance sheets.
As of December 31, 2024, $117,199, $21,067 and $0 is due to Prospect, PCM and PSEC, respectively, for reimbursement of expenses paid on behalf of the Company and is recorded by the Company as due to affiliates on the consolidated balance sheets.
The Company generally incurs a 2.0% to 3.0% structuring fee for the PSEC equity portion of each acquired property. The structuring fee is paid to PSEC for structuring and providing guidance for each purchase transaction. For the years ended December 31, 2025 and 2024, the Company incurred structuring fees of $0 and $376,914, respectively.
The Company also entered into property management agreements with the non-controlling interest joint venture partners to manage the operations of the properties. The Company pays a monthly management fee of 2.0% - 5.0% of the gross monthly rents to the property managers. For the years ended December 31, 2025 and 2024, property management fees were $9,710,915 and $9,944,720, respectively, and are included in management fees in the consolidated statements of operations.
The Company also pays a monthly asset management fee up to 2.00% of the gross monthly rents to the property managers. For the years ended December 31, 2025 and 2024, asset management fees were $2,739,436 and $2,859,977, respectively. These amounts are included in the management fee line item in the accompanying consolidated statements of operations.
As of December 31, 2025 and 2024, $7,811,257 and $6,980,300 of management fees and asset management fees, respectively, were payable to property managers, and is included in due to affiliates in the accompanying consolidated balance sheets.
The property management agreements also stipulate that a construction management fee up to 5.0% of project cost is to be paid to the property managers. For the years ended December 31, 2025 and 2024, capitalized construction management fees were $8,929,818 and $8,322,254, respectively, and are included within building and improvements in the accompanying consolidated balance sheets.
The Company generally incurs an acquisition fee from 0.5% to 1.0% of the purchase price of each acquired property. The acquisition fee is paid to the Property Managers for services rendered in connection with the investigation, selection, sourcing, due diligence and acquisition of a property or investment. For the years ended December 31, 2025 and 2024, the Company incurred acquisition fees of $0 and $376,914, respectively. The amounts related to the years ended December 31, 2025 and 2024 have been capitalized and included in real estate assets in the accompanying consolidated balance sheets.
In connection with the acquisitions of properties together with non-controlling joint venture partners, the Company will sometimes retain a portion of the partners’ acquisition fees as deferred acquisition fees. These deferred acquisition fees are earned by and payable to the non-controlling joint venture partner upon reaching certain performance measures. During the years ended 2025 and 2024, $308,818 and $0, respectively, were paid to the non-controlling joint venture partners, respectively. As of December 31, 2025 and 2024, $2,211,182 and $2,461,590, respectively, of deferred acquisition fees were retained by the Company and included within due to affiliates on the consolidated balance sheets.
The Company noted that certain expenses are paid for by the property managers and have yet to be reimbursed. As of December 31, 2025 and 2024, reimbursable advances and other amounts due to related parties were $1,994,494 and $2,193,539, respectively, and are recorded by the Company as due to affiliates on the consolidated balance sheets.
19.Senior Secured Term Loans - Related Party
NPRC Credit Agreement
On April 1, 2014, the Company entered into a credit agreement (the "Credit Agreement") with PSEC in the form of a senior secured term loan. As of December 31, 2025 and 2024, the total commitment was $2,700,000,000 and $2,700,000,000, respectively.

National Property REIT Corp
Notes to Consolidated Financial Statements
On July 1, 2026, the Company amended the Credit Agreement to update term loan cash and PIK interest rates, as well as extend the maturity date to March 31, 2030. The amended term loans incur cash interest equivalent to 3-month USD SOFR rate with a floor of 3.50%, plus 0.25%. PIK interest and Residual Profit Interest have been reduced to 0%.
The Credit Agreement does not require payments on the outstanding principal until maturity, with prepayments allowed but may be subject to a prepayment penalty. During the year ended December 31, 2025, the Company has voluntarily pre-paid in aggregate $253,175,064 of the Term Loan A, B, C, and D and incurred a prepayment penalty of $355,451. During the year ended December 31, 2024, the Company had voluntarily pre-paid in aggregate $135,256,253 of the Term Loan A and D and incurred a prepayment penalty of $272,563.
The Company is required to make payments for Residual Profit Interest equivalent to 8.33% of the residual profit earned during the applicable period. The Company determines the residual profit as all gross receipts from operations received by the Company less the sum of operating expenses, interest expense, structuring fees, M&A fees, and cost basis in connection to the sale of any real estate property during the applicable period.
Cash interest and Residual Profit Interest are payable in cash quarterly. PIK interest due quarterly is added to the outstanding principal balance of the loan or paid in cash, in whole or in part, at the option of the Company.
The Company generally incurs structuring fees from restructuring or refinancing the Credit Agreement, which are deferred and amortized over the life of the senior secured term loan. The structuring fees are capitalized as a direct offset to the term loan balance on the consolidated balance sheets. For the years ended December 31, 2025 and 2024, the Company did not incur any structuring fees for borrowings under the senior secured term loans. For the years ended December 31, 2025 and 2024, $4,714,891 and $7,925,504 were amortized and recorded within interest expense on the consolidated statements of operations, respectively.
The following tables present a summary of our senior secured term loan terms and payable as of December 31, 2025 and 2024:

	As of December 31, 2025
Senior Secured Term Loan	Cash Rate	PIK Rate	Outstanding Principal
Term Loan A	3M SOFR(1) + 0.25%	2.00%	$652,562,701
Term Loan B	3M SOFR(2) + 0.26161% + 2.00%	—%	—
Term Loan C	3M SOFR(3) + 0.26161% + 10.00%	2.25%	—
Term Loan D	3M SOFR(1) + 0.25%	2.00%	178,425,355
Term Loan E	3M SOFR(4) + 1.50%	7.00%	52,652,329
Total outstanding principal			883,640,385
Less: unamortized debt issuance costs			(3,536,169)
Total senior secured term loans, net of debt issuance costs			$880,104,216
(1) Rates are accrued at minimum SOFR floor of 400 basis points
(2) Rates are accrued at minimum SOFR floor of 300 basis points
(3) Rates are accrued at minimum SOFR floor of 100 basis points
(4) Rates are accrued at minimum SOFR floor of 550 basis points

	As of December 31, 2024
Senior Secured Term Loan	Cash Rate	PIK Rate	Outstanding Principal
Term Loan A	3M SOFR(1) + 0.25%	2.00%	$647,314,155
Term Loan B	3M SOFR(2) + 0.26161% + 2.00%	—%	20,630,000
Term Loan C	3M SOFR(3) + 0.26161% + 10.00%	2.25%	155,000,000
Term Loan D	3M SOFR(1) + 0.25%	2.00%	183,425,355
Term Loan E	3M SOFR(4) + 1.50%	7.00%	51,746,761
Total outstanding principal			1,058,116,271
Less: unamortized debt issuance costs			(8,251,060)
Total senior secured term loans, net of debt issuance costs			$1,049,865,211
(1) Rates are accrued at minimum SOFR floor of 400 basis points
(2) Rates are accrued at minimum SOFR floor of 300 basis points
(3) Rates are accrued at minimum SOFR floor of 100 basis points
(4) Rates are accrued at minimum SOFR floor of 550 basis points
For the year ended December 31, 2025, the Company incurred $48,217,890, $22,213,242, and $0 of cash interest, PIK interest, and Residual Profit Interest, respectively. For the year ended December 31, 2025, a total of $22,156,838

National Property REIT Corp
Notes to Consolidated Financial Statements
of PIK interest was paid in cash on the senior secured term loans. As of December 31, 2025, $102,570 of cash interest and $56,404 of PIK interest is recorded by the Company as due to affiliates on the consolidated balance sheets.
For the year ended December 31, 2024, the Company incurred $71,203,844, $23,879,730, and $39,707,599 of cash interest, PIK interest, and Residual Profit Interest, respectively. For the year ended December 31, 2024, a total of $23,813,828 of PIK interest was paid in cash on the senior secured term loans. As of December 31, 2024, $174,732 of cash interest and $65,902 of PIK interest is recorded by the Company as due to affiliates on the consolidated balance sheets.
20.Commitments and Contingencies
The Company believes that it has complied with the requirements of the mortgage payable by obtaining the requisite third-party insurance coverage for losses that may be incurred at the properties. Losses for amounts below the threshold of the deductible amounts specified in certain of the Company’s insurance policies are self insured; however, management does not believe that this exposure will have a material adverse effect on the Company’s consolidated financial position or results of operations.
Periodically, the Company may become involved in various investigations, claims and legal proceedings that arise in the ordinary course of business. The Company does not believe that there are any proceedings threatened or pending, if determined adversely, that would have a material adverse effect on the financial position, results of operations, or liquidity of the Company.
The Company may at times issue certain loan guarantees to obtain financing related to the Company’s investments. These guarantees may include but are not limited to repayment guarantees, completion guarantees, and debt ratio guarantees to certain lenders of the Company’s investments in real estate assets. Under certain guarantees, the Company may be liable in the event of fraud, misappropriation, environmental liabilities and other recourse obligations. As of December 31, 2025, the Company has not violated any of these guaranty provisions.
21.Subsequent Events
On January 21, 2026, the Company sold The London (District on Luther) to an unaffiliated third party for a gross sales price of $59,250,000. The Company recognized a gain of $29,927,628 in connection with the sale.
On May 7, 2026, the Company sold The George (Legacy) to an unaffiliated third party for a gross sales price of $16,250,000. The Company recognized a gain of $10,835,751 in connection with the sale.
On July 1, 2026, the Company sold Islander Village to an unaffiliated third party for a gross sales price of $8,500,000.
On July 1, 2026, the Company sold Campus Quarter to an unaffiliated third party for a gross sales price of $12,850,000.
On July 1, 2026, the Company amended the Credit Agreement to update term loan cash and PIK interest rates, as well as extend the maturity date to March 31, 2030. The amended term loans incur cash interest equivalent to 3-month USD SOFR rate with a floor of 3.50%, plus 0.25%. PIK interest and Residual Profit Interest have been reduced to 0%.
The Company has evaluated subsequent events through August 10, 2026, the date of which these consolidated financial statements were available to be issued, and has determined that, except for the above, there have not been any additional events that have occurred that would require adjustments to, or disclosures in, the consolidated financial statements.